                                   EXHIBIT 11

                            Rx MEDICAL SERVICES CORP.
                    Computation of Primary Earnings Per Share
                                   (Unaudited)
           (Dollars and shares in thousands, except per share amounts)

                                            Three Months Ended June 30,       Six Months Ended June 30,
                                              1997             1996             1997             1996
                                           -------------    -------------    -------------    -------------
 Results of operations:
   Loss from continuing operations         $      (2,080)   $      (1,611)   $      (4,216)   $      (3,060)
   Gain from discontinued operations                  23               --               80               --
                                           -------------    -------------    -------------    -------------
   Net loss                                $      (2,057)   $      (1,611)   $      (4,136)   $      (3,060)
                                           =============    =============    =============    =============

 Common Shares:
   Average common shares and
     common share equivalents                      9,164            8,539            9,164            8,539
                                           =============    =============    =============    =============

 Loss Per Share:
   Loss from continuing operations         $       (0.23)   $       (0.19)   $       (0.46)   $       (0.36)
   Gain from discontinued operations                0.01               --             0.01               --
                                           -------------    -------------    -------------    -------------
   Net loss                                $       (0.22)   $       (0.19)   $       (0.45)   $       (0.36)
                                           =============    =============    =============    =============















                                    16 of 16